Exhibit 4.1

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (“Supplemental Indenture”), dated as of May 23, 2022, among Zynga Inc., a Delaware corporation (the “Company”), Zebra MS II, Inc. (the “Successor Company”), Take-Two Interactive Software, Inc., a Delaware corporation (“Take-Two”), and Computershare Trust Company, N.A. as successor to Wells Fargo Bank, National Association, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of June 14, 2019 (the “Indenture”), pursuant to which the Company issued its 0.25% Convertible Senior Notes due 2024 (the “Notes”);

WHEREAS, on January 9, 2022, the Company, Take-Two, Zebra MS I, Inc., a Delaware corporation and wholly owned subsidiary of Take-Two (“Merger Sub 1”), and the Successor Company, entered into an Agreement and Plan of Merger (as amended by the First Amendment to the Agreement and Plan of Merger, dated as of March 10, 2022, and the Second Amendment to the Agreement and Plan of Merger, dated as of May 4, 2022, the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, Merger Sub 1 will merge with and into the Company with the Company continuing as the surviving corporation and as a wholly-owned subsidiary of Take-Two (the “First Merger”), and immediately following the First Merger, the Company will merge with and into the Successor Company with the Successor Company continuing as the surviving corporation and as a wholly-owned subsidiary of Take-Two (the “Second Merger”, and together with the First Merger, the “Combination”);

WHEREAS, at the effective time of the Combination (the “Effective Time”), each share of Class A common stock, par value $0.00000625 per share, of the Company (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock owned or held in treasury and (ii) Company Common Stock with respect to which appraisal rights are properly exercised and not withdrawn under Delaware law) will be converted into the right to receive 0.0406 shares of common stock, $0.01 par value per share, of Take-Two (“Take-Two Common Stock,” and the shares received, the “Share Consideration”) and $3.50 in cash, without interest and less any withholding taxes (the “Cash Consideration,” and together with the Share Consideration, the “Merger Consideration”);

WHEREAS, Section 11.02 of the Indenture provides that the Company shall not consolidate with, merge with or into, or sell, convey, transfer or lease all or substantially all of the consolidated properties and assets of the Company and its Subsidiaries, taken as a whole, to another Person unless, among other things, the resulting, surviving or transferee Person shall expressly assume by supplemental indenture all of the obligations of the Company under the Notes and the Indenture;

WHEREAS, as a result of the Combination, the separate existence of the Company will cease, and the Successor Company will continue as the surviving corporation, and pursuant to this Supplemental Indenture, the Successor Company will expressly assume all of the obligations of the Company under the Notes and the Indenture in accordance with Section 11.02 of the Indenture;

WHEREAS, the Combination constitutes a Share Exchange Event under Section 14.07(a)(ii) of the Indenture;

WHEREAS, Section 14.07(a) of the Indenture provides, among other things, that, upon the occurrence of a Share Exchange Event, the Company shall execute with the Trustee a supplemental indenture permitted under Section 10.01(i) of the Indenture providing that, at and after the effective time of such Share Exchange Event, the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a Holder of a number of shares of Company Common Stock equal to the Conversion Rate immediately prior to such Share Exchange Event would have owned or been entitled to receive (the “Reference Property”) upon such Share Exchange Event; provided, however, that at and after the effective time of such Share Exchange Event (A) the Successor Company shall continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of Notes in accordance with Section 14.02 of the Indenture and (B) (I) any amount payable in cash upon conversion of the Notes in accordance with such Section 14.02 shall continue to be payable in cash, (II) any Company Common Stock that the Company would have been required to deliver upon conversion of the Notes in accordance with such Section 14.02 shall instead be deliverable in the amount and type of Reference Property that a Holder of that number of shares of Company Common Stock would have been entitled to receive in such Share Exchange Event and (III) the Daily VWAP shall be calculated based on the value of a Unit of Reference Property;

WHEREAS, Take-Two wishes to fully and unconditionally guarantee all of the obligations of the Successor Company under the Notes and the Indenture (the “Guarantee”);

WHEREAS, in accordance with Section 10.01(b) of the Indenture, the Company, the Successor Company and the Trustee may enter into this Supplemental Indenture without the consent of any Holder, to provide for the assumption by a Successor Company of the obligations of the Company under the Indenture pursuant to Article 11 of the Indenture;

WHEREAS, in accordance with Section 10.01(c) of the Indenture, the Company, the Successor Company and the Trustee may enter into this Supplemental Indenture without the consent of any Holder, to add guarantees with respect to the Notes;

WHEREAS, in accordance with Section 10.01(i) of the Indenture, the Company, the Successor Company and the Trustee may enter into this Supplemental Indenture without the consent of any Holder to provide that the Notes are convertible into Reference Property, subject to the provisions of Section 14.02 of the Indenture, and to make such related changes to the terms of the Notes to the extent expressly required by Section 14.07 of the Indenture;

WHEREAS, each of the Company and the Successor Company have, pursuant to Sections 10.05, 11.03, 14.07(b) and 17.05 of the Indenture, heretofore delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel; and

WHEREAS, all conditions for the execution and delivery of this Supplemental Indenture have been complied with or have been done or performed.

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually covenant and agree for the equal and proportionate benefit of all Holders of the Notes as follows:

ARTICLE 1.

DEFINITIONS

Section 1.01. General. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

Section 1.02. Unit of Reference Property. “Unit of Reference Property” shall mean 0.0406 shares of Take-Two Common Stock and $3.50 in cash, without interest, plus cash in lieu of any fractional shares of Take-Two Common Stock.

ARTICLE 2.

MODIFICATIONS TO INDENTURE

Section 2.01. Assumption. Pursuant to, and in compliance and in accordance with, Section 11.02 of the Indenture, the Successor Company hereby expressly and unconditionally assumes all of the due and punctual payment of the principal of and accrued and unpaid interest on all of the Notes, the due and punctual delivery or payment, as the case may be, of any consideration due upon conversion of the Notes and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by the Company.

Section 2.02. Successor Corporation Substituted. In accordance with Section 11.02 of the Indenture, upon the Effective Time of the Combination, the Successor Company shall succeed to, and shall be substituted for the Company under the Indenture and the Notes, with the same effect as if the Successor Company had been named in the Indenture as the party of the first part.

Section 2.03. Conversion Right. Pursuant to Section 14.07 of the Indenture, as a result of the Combination: (a) at and after the Effective Time, the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the number of units of Reference Property equal to the Conversion Rate in effect immediately prior to the Effective Time; (b) at and after the Effective Time (i) the Successor Company shall continue to have the right to determine the Settlement Method applicable upon conversion of Notes in accordance with Section 14.02 of the Indenture and (ii)(A) any amount payable in cash upon conversion of the Notes in accordance with Section 14.02 of the Indenture shall continue to be payable in cash, (B) any shares of Company Common Stock that the Company would have been required to deliver upon conversion of the Notes in accordance with Section 14.02 of the Indenture shall instead be deliverable in units of Reference Property, and (C) the Daily VWAP shall be calculated based on the value of a Unit of Reference Property; (c) the definitions of “Scheduled Trading Day,” “Trading Day” and “Market Disruption Event” shall be determined by reference to Take-Two Common Stock; and (d) the provisions of the Indenture, as modified herein, including without limitation, (i) all references and provisions respecting the terms “Common Stock,” “Conversion Price,” “Conversion Rate,” and “Last Reported Sale Price” and (ii) the provisions of Article 14 of the Indenture shall continue to apply, mutatis mutandis, to the Holders’ right to convert each Note into Reference Property.

Section 2.04. Anti-Dilution Adjustments. As and to the extent required by Section 14.07(a) of the Indenture, the Conversion Rate shall be subject to anti-dilution and other adjustments with respect to the portion of Reference Property constituting Take-Two Common Stock that shall be as nearly equivalent as is possible to the adjustments provided for in Article 14 of the Indenture.

Section 2.05. Repurchase of Notes at Option of Holders. References to the “Company” and to “Common Stock” in the definition of “Fundamental Change” in Section 1.01 of the Indenture shall instead be references to “Take-Two” and “Take-Two Common Stock,” respectively. Except as amended hereby, the purchase rights set forth in Article 15 of the Indenture shall continue to apply.

ARTICLE 3.

GUARANTEE

Section 3.01. Note Guarantee. Take-Two hereby fully, unconditionally and irrevocably guarantees on a senior unsecured basis, to each Holder of Notes and to the Trustee and their respective successors and assigns (a) the full and punctual payment of principal of and interest on the Notes when due, whether at the Maturity Date, by acceleration or otherwise, and all other monetary obligations of the Company under the Indenture and the Notes and (b) the full and punctual performance within applicable grace periods of all other obligations of the Company with respect to the Notes under the Indenture and the Notes (all such obligations set forth in clauses (a) and (b) above being hereinafter collectively called the “Guaranteed Obligations”; and the guarantee of the Guaranteed Obligations is hereinafter called the “Note Guarantee”). Take-Two further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from Take-Two and that Take-Two will remain bound under this Supplemental Indenture notwithstanding any extension or renewal of any Guaranteed Obligation.

Take-Two waives presentation to, demand of, payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Take-Two waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of Take-Two hereunder shall not be affected by (a) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company, Take-Two or any other Person under the Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any obligation of the Company under the Indenture or any Note, by operation of law or otherwise; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of the Indenture, the Notes or any other agreement; or (d) any change in the ownership of Take-Two.

Take-Two further agrees that its Note Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.

Take-Two further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.

Take-Two also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees, including court costs) incurred by the Trustee or any Holder in enforcing any rights under this Section 3.01.

Section 3.02. Release of Guarantor. The Note Guarantee of Take-Two will be released with respect to the Notes under this Supplemental Indenture without any further action required on the part of the Trustee, the Paying Agent, the Conversion Agent or any Holder if the Company satisfies and discharges its obligations under the Notes in accordance with Article 3 of the Indenture.

ARTICLE 4.

ACCEPTANCE OF SUPPLEMENTAL INDENTURE

Section 4.01. Trustee. The Trustee makes no representation as to and shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture. The recitals shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.

ARTICLE 5.

MISCELLANEOUS PROVISIONS

Section 5.01. Confirmation of Indenture. The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 5.02. Headings. The titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 5.03. Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission and any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. This Supplemental Indenture (and to any document executed in connection with this Supplemental Indenture) shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (a) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”); (b) an original manual signature; or (c) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.

Section 5.04. Governing Law; Jurisdiction. THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF).

Each of the Company, the Successor Company and Take-Two irrevocably consents and agrees, for the benefit of the Holders from time to time of the Notes and the Trustee, that any legal action, suit or proceeding against it with respect to obligations, liabilities or any other matter arising out of or in connection with this Supplemental Indenture may be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and, until amounts due and to become due in respect of the Notes have been paid, hereby irrevocably consents and submits to the non-exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself in respect of its properties, assets and revenues.

Each of the Company, the Successor Company and Take-Two irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Supplemental Indenture brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 5.05. Severability. In the event any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 5.06. Waiver of Jury Trial. EACH OF THE COMPANY, THE SUCCESSOR COMPANY, TAKE-TWO AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ZYNGA INC.

By:	/s/ Gerard Griffin
Name: Gerard Griffin
Title: Chief Financial Officer

ZEBRA MS II, INC.

By:	/s/ Matthew Breitman
Name: Matthew Breitman
Title: Vice President

TAKE-TWO INTERACTIVE SOFTWARE, INC.

By:	/s/ Matthew Breitman
Name: Matthew Breitman
Title: Senior Vice President & General Counsel Americas

COMPUTERSHARE TRUST COMPANY, N.A., AS TRUSTEE

By:	/s/ Jill Melhus
Name: Jill Melhus
Title: Assistant Vice President

[Signature Page to First Supplemental Indenture – 2024 Notes]